Exhibit 23.02

CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We hereby consent to the incorporation by reference in the  Form 10-K of ABCO Energy, Inc., and subsidiaries, of our report dated June 25, 2015, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of ABCO Energy, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ RBSM, LLP

Las Vegas, Nevada
June 25, 2015

We hereby consent to the incorporation by reference in the  Form 10-K of ABCO Energy, Inc., and subsidiaries, of our report dated June 26, 2014, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of ABCO Energy, Inc and subsidiaries for the year ended December 31, 2013.

/s/ L.L. Bradford & Company, LLC

Las Vegas, Nevada
June 25, 2014